September 4, 2018

Cem Tanyel
2586 Wynnton Drive
Duluth, GA 30097

Dear Cem:

On behalf of Sabre Corporation (the “Company”), we are pleased to extend you an offer to join the Company as Executive Vice President & President, Airline Solutions, with an effective date of September 10, 2018. We believe your background and abilities will be an asset to the Company and will offer a mutually beneficial opportunity for both you and the Company.

You will report directly to the EVP and President, Sabre Travel Solutions. While employed by the Company, you will diligently promote the business and best interests of the Company, and you will abide in all material respects with all Company policies and directives applicable to you.

Your compensation and benefit package will be as follows:

•
Base Salary: Your annual base salary will be $500,000 (“Base Salary”), less withholding for taxes and deductions, which under the Company’s current payroll practices will result in a bi-weekly payment of $19,230.77, less withholding for taxes and deductions, based on 26 pay periods in a year. Your Base Salary will be reviewed annually (typically in the first quarter) by the Company’s Board of Directors (the “Board”) or a committee of the Board (any revised Base Salary will then be referred to as the “Base Salary”).

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Sign-on Bonus: You will receive a one-time “sign-on” bonus of $75,000 (“Sign-on Bonus”). This Sign-on Bonus will be paid to you within 45 days of your start date with the Company, contingent upon your signing of a bonus repayment agreement in the form attached to this letter as Exhibit A.

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Annual Bonus: You will be eligible to participate in the Company’s annual incentive plan, the Executive Incentive Program (or any successor program). Your annual target cash bonus under that program will be equal to 80% (“Target Bonus”) of your Base Salary earnings for the calendar year, based on your attainment of pre-established performance goals as approved each calendar year by the Board or a committee of the Board. The annual bonus for a particular calendar year will be paid to you no later than March of the year following the year in which that bonus was earned. Notwithstanding the foregoing, for the Company’s 2018 fiscal year, the Target Bonus will be prorated so that the Target Bonus applies only to the period following the Effective Date.

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Participation in the Company’s Equity Incentive Plan: You will receive an initial equity grant valued at $2,000,000 on the date specified in the Company’s Policy on Grant of Equity-Based Compensation (which is typically the 15th of the calendar month following the Effective Date). The grant value will be provided as follows: $1,500,000 value will be delivered in an equal number of stock options and restricted stock units. $500,000 value will be delivered in performance restricted stock units. The grant is expected to be made under the Sabre Corporation 2016 Omnibus Incentive Compensation Plan (the “Plan”) and will be subject to the terms and conditions of the Plan and the applicable award agreements issued in connection with the grant. While employed by the Company, you will be eligible to participate in the long-term equity incentive plan maintained by the Company. The amount of any future long-term incentive grants beginning in March 2019 will have a target value ranging from $1,500,000 to $2,000,000, and will be determined in the Company’s sole discretion and may vary (higher or lower) due to individual performance or company performance. The amount, terms and conditions of any awards to be granted to you will be approved by the Board, the Compensation Committee of the Board or a sub-committee of the Compensation Committee, as applicable.

As a senior executive, you will be subject to the Company’s Stock Ownership Guidelines.  These guidelines require senior executives to meet specified ownership levels of the Company’s stock within five (5) years of becoming a senior executive.   The guidelines help to further align the interests of senior executives with the long-term interests of our stockholders, as well as promote the Company’s commitment to sound corporate governance.  Your guideline level is currently three (3) times your base salary.  As noted, you will have five years to achieve this level; however, in the interim you will be subject to certain share retention requirements until you meet this guideline level. In addition, you will be subject to the Company’s Insider Trading Policy, which, among other things, imposes certain limitations on when you can trade in the Company’s stock and requires you to pre-clear these trades.

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Other Benefit Plans and Programs: You will be eligible to participate in the Company’s employee benefit plans, policies and other compensation and perquisite programs, including financial planning benefits and an annual physical program, subject to the terms, conditions and eligibility requirements of each of those benefit plans, policies or other compensation programs, including amendments or modifications. While employed by the Company, you will be entitled to paid vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies as in effect from time to time. You will be eligible for 15 days paid time off (PTO), two floating holidays and eight company-scheduled holidays under the Company’s current policy. Additionally, Sabre will supplement your PTO with an additional five (5) days PTO per year up until Company policy dictates an equal or greater number of days. This supplemental PTO may not be exchanged for monetary compensation if you leave the Company or at any other time. For 2018, the amount of PTO and floating holidays will be prorated based on your hire date. These benefit plans, policies or other compensation and perquisite programs may be discontinued or changed from time to time in the Company’s sole discretion.

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Termination Provisions: You will be eligible to participate in the Company’s Executive Severance Plan as a Level 2 Employee, as approved by the Compensation Committee of the Board, which will provide you with certain severance benefits in the event of your termination of employment by the Company other than for Cause or your resignation for Good Reason (each as defined in the Executive Severance Plan, a copy of which is enclosed with this letter) and which otherwise addresses the treatment of your termination of employment.

All compensation payments described in this letter will be paid in accordance with the Company’s customary payroll practices and the requirements of applicable law.

While employed by the Company, you may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company or any of its subsidiaries or affiliates). It will not, however, be a violation of the foregoing requirements for you to (i) subject to the approval of the Chief Executive Officer of the Company, serve as an officer or director or otherwise participate in educational, welfare, social, religious and civic organizations or serve as a director of other for-profit corporations that are not Competitors (as defined in the Executive Confidentiality and Restrictive Covenants Agreement), or (ii) manage your or your family’s personal, financial and legal affairs, so long as, in the case of clause (i) or (ii), any such activities do not interfere with the performance of your duties and responsibilities to the Company.

By signing this offer letter, you represent and warrant to, and agree with, the Company that as of the start date specified below (i) neither the execution and delivery of this letter nor the performance of your duties hereunder violates or will violate the provisions of any other written agreement to which you are a party or by which you are bound or become bound, (ii) there are no written agreements by which you are currently bound which would prevent you from performing your duties hereunder, and (iii) other than as disclosed in writing to the Company, there are no contracts to assign inventions or other intellectual property that are now in existence between you and any other person or entity.

Your offer is contingent on successful completion of the Company’s new hire paperwork, execution of the Executive Confidentiality and Restrictive Covenants Agreement attached to this letter as Exhibit A, and the satisfactory results of employment background checks.

This offer letter is not a contract of continuing employment. Subject to the notice provisions contained in the Company’s Executive Severance Plan, your employment by the Company is for no fixed term, and will be “at-will,” which means that either you or the Company may terminate the employment relationship at any time for any reason or for no reason, with or without cause, and with or without notice. The laws of the State of Texas govern the construction, interpretation and enforcement of this offer letter.

We are delighted to make you this offer. If you agree with the terms outlined in this letter, please sign this letter and return it to me within seven (7) days of receipt.

Sincerely,

/s Kim Warmbier
Kim Warmbier
EVP and Chief Human Resources Officer

Acceptance:
I agree with the terms and conditions of this letter.

/s/ Cem Tanyel                            September 4, 2018
_____________________________ __________________
Cem Tanyel                Date

Exhibit A

Bonus Agreement
You will receive your signing bonus (less applicable taxes) per the terms in your offer letter.
Your receipt of this bonus is contingent upon your execution of the following Bonus Agreement (the 'Agreement'):

1.
If, within one year of payout of any bonus outlined in your offer letter, not including our VCP program, you leave Sabre for any reason other than due to a reduction in force, you will reimburse Sabre for a pro-rata share of your bonus. That pro-rata share will be the full amount of your signing bonus, reduced by one twelfth (1/12) for each full month of your employment with Sabre. No reduction in the reimbursement shall be made for partial months of employment.

2.
This Agreement is independent of any other agreement (if any) you have or may have with Sabre. The existence of any claim you may have against Sabre shall not serve as a defense to enforcement of this Agreement.

3.
If any provision of this Agreement is held by any court to be invalid or unenforceable, the invalid or unenforceable provision shall be fully severable, and the Agreement shall be construed as if the invalid or unenforceable provision never comprised part of this Agreement. Further, in lieu of the invalid or unenforceable provision, there shall be automatically added, a provision as similar in terms to such invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

4.
You hereby authorize Sabre to deduct from your final paycheck the bonus reimbursement due Sabre under paragraph 1 of this Agreement, and any other amounts due Sabre when your employment terminates, whatever the reason for termination. You further agree to reimburse Sabre for all reasonable expenses it incurs, including costs and attorney fees, to collect such amounts.

5.	This Agreement shall be interpreted under, and governed by, the laws of the State of Texas and may be enforced in any state or federal court in Tarrant County, Texas.

6.	Any modifications to this Agreement must be in writing and signed by both parties.
This Repayment Agreement and all of its Amendments do not constitute a contract of continuous employment or a guarantee of employment with Sabre. Employment with Sabre is at-will at all times, including the duration of this Repayment Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the 4 day of September, 2018.

EXECUTIVE

/s/ Cem Tanyel
________________________
Cem Tanyel

SABRE CORPORATION

/s/ Kim Warmbier
______________________________________
Name:    Kim Warmbier
Title:     EVP and Chief Human Resources Officer

Exhibit B

Executive Confidentiality and Restrictive Covenants Agreement

Executive Name: Cem Tanyel
Executive Title: Executive Vice President and President, Airline Solutions

I acknowledge and agree that in my position with the Company, it is expected that: (i) I will be materially involved in conducting or overseeing aspects of the Company’s business activities throughout the world; (ii) I will have contact with a substantial number of the Company’s employees and the Company’s then-current and actively-sought potential customers (“Customers”) and suppliers of inventory (“Suppliers”); and (iii) I will have access to the Company’s Trade Secrets and Confidential Information. Capitalized terms used in this Agreement and not otherwise defined in the text shall have the meanings assigned to such terms defined in paragraph IX(E) below.

I further acknowledge and agree that my competition with the Company anywhere worldwide, or my attempted solicitation of the Company’s employees or Customers or Suppliers, during my employment or within the Restricted Period following my Date of Termination, would be unfair competition and would cause substantial damages to the Company. Consequently, in consideration of my employment with the Company, the Company’s covenants in this Agreement, the provision to me by the Company of additional Trade Secrets information and Confidential Information, and the compensation that will be payable to me in my position with the Company, I make the following covenants:

I.    Non-solicitation of Company Customers and Suppliers.
While I am employed by the Company and for the Restricted Period following any Date of Termination, I will not, directly or indirectly, on behalf of myself or of anyone other than the Company, solicit or hire or attempt to solicit or hire (or assist any third party in soliciting or hiring or attempting to solicit or hire) any Customer or Supplier in connection with any business activity that then competes with the Company.
II.    Non-solicitation of Company Employees.
While I am employed by the Company and for the Restricted Period following any Date of Termination, I will not, without the prior written consent of the Board, directly or indirectly, on behalf of myself or any third party, solicit or hire or recruit or, other than in the good faith performance of my duties, induce or encourage (or assist any third party in hiring, soliciting, recruiting, inducing or encouraging) any employees of the Company or any individuals who were employees within the six month period immediately prior thereto to terminate or otherwise alter his or her employment with the Company. Notwithstanding the foregoing, the restrictions contained in this paragraph II shall not apply to (i) general solicitations that are not specifically directed to employees of the Company or (ii) serving as a reference at the request of an employee.
III.    Non-competition with the Company.
While I am employed by the Company and for the Restricted Period following any Date of Termination, I will not, directly or indirectly, whether as an employee, director, owner, partner, shareholder (other than the passive ownership of securities in any public enterprise which represent no more than five percent (5%) of the voting power of all securities of such enterprise), consultant, agent, co-venturer, or independent contractor or otherwise, or through any “person” (which, for purposes of this paragraph III, shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof), perform any services for or on behalf of, any Competitor of the Company. For purposes of this Agreement, a Competitor of the Company shall mean (i) any entity or business (x) that competes or (y) engages in a line of business that competes, in each of (x) and (y), with the business of the Company, and (ii) any unit, division, line of business, parent, subsidiary, affiliate (as defined in Rule 144 under the Securities Act of 1933, as amended), successor or assign of Travelport, Amadeus, AMEX, Etihad Airways, American Airlines, United Airlines, Delta Airlines, Lufthansa Group, Expedia, Priceline, TripAdvisor, Alphabet, Amazon, Facebook, Concur/SAP, Oracle, Farelogix, TravelClick, Carlson Wagonlit, BCD Travel, Hewlett Packard Enterprises, DXC Technology, Travelsky, Hogg Robinson Group Travel, Computer Sciences Corporation, SITA, Hewlett Packard, or Jeppesen. It is understood and agreed in the event that any of such entities and their respective affiliates, successors and assigns no longer engages in a line of business that competes with any business of the Company, such entity shall no longer be deemed a Competitor of the Company for purposes of this Agreement.

IV.    Non-disclosure of Confidential Information and Trade Secrets.
While I am employed by the Company and thereafter, except in the good faith performance of my duties hereunder or where required by law, statute, regulation or rule of any governmental body or agency, or pursuant to a subpoena or court order, I will not, directly or indirectly, for my own account or for the account of any other person, firm or entity, use or disclose any Confidential Information or proprietary Trade Secrets of the Company to any third person unless such Confidential Information or Trade Secret has been previously disclosed to the public or is in the public domain (other than by reason of my breach of this paragraph IV).
V.    Non-Disparagement.

I agree not to deliberately defame or disparage in public comments the Company or any of its respective officers, directors, members, executives or employees. I agree to reasonably cooperate with the Company (at no expense to myself) in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or their respective directors, members, officers, executives or employees.

VI.    Enforceability of Covenants.
I acknowledge that the Company has a present and future expectation of business from and with the Customers and Suppliers. I acknowledge the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Agreement, and I agree that I will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and I hereby waive any such defense. I further acknowledge that complying with the provisions contained in this Agreement will not preclude me from engaging in a lawful profession, trade or business, or from becoming gainfully employed. I agree that each of my covenants under this Agreement are separate and distinct obligations, and the failure or alleged failure of the Company or the Board to enforce any other provision in this Agreement will not constitute a defense to the enforceability of my covenants and obligations under this Agreement. The Company and I each agree that any breach of any covenant under this Agreement may result in irreparable damage and injury to the other party and that the other party will be entitled to seek temporary and permanent injunctive relief in any court of competent jurisdiction without the necessity of posting any bond, unless otherwise required by the court.
VII.    Certain Exceptions.
Notwithstanding anything set forth herein, nothing in this Agreement shall (i) prohibit me from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require notification or prior approval by the Company of any such report; provided that, I am not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal. Nothing herein regarding confidentiality shall prohibit me from contacting the EEOC, SEC, or other governmental agencies to report any violations of law or my belief as to such violations and no action shall be taken to retaliate against me because of such reports or filings.
VIII.    Post-Employment Transition and Cooperation.
Upon and after the termination of my employment with the Company for any reason (except my death or, if lacking sufficient physical or mental ability, my Disability), I will execute any and all documents and take any and all actions that the Company may reasonably request to effect the transition of my duties and responsibilities to a successor, including without limitation resigning from any positions that I hold by virtue of my employment with the Company. I will make myself reasonably available with respect to, and to cooperate in conjunction with, any litigation or investigation involving the Company, and any administrative matters (including the execution of documents, as reasonably requested). The Company agrees to compensate me (other than with respect to the provision of testimony) for such cooperation at an hourly rate commensurate with my base salary on the Date of Termination, to reimburse me for all reasonable expenses actually incurred in connection with cooperation pursuant to this paragraph VIII, and to provide me with legal representation.

IX.    General Provisions.

A.	Assignment and Severability
I acknowledge and agree that my obligations hereunder are personal, and that I shall have no right to assign, transfer or delegate and shall not assign, transfer or delegate or purport to assign, transfer or delegate this Agreement or any of my rights or obligations hereunder. This Agreement shall bind my heirs, executors, administrators, legal representatives and assigns This Agreement shall remain in effect for the benefit of any successor or assign of the business of the Company, and shall inure to the benefit of such successor or assign. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

B.	Governing Law and Dispute Resolution
The laws of the State of Texas shall govern the construction, interpretation and enforcement of this Agreement. The parties agree that any and all claims, disputes, or controversies arising out of or related to this Agreement, or the breach of this Agreement, shall be resolved in the Federal or state courts in Tarrant County, Texas. I hereby irrevocably consent to personal jurisdiction and venue in Tarrant County, Texas for any such action and agrees that One Thousand Dollars ($1,000.00) is the agreed amount for the bond to be posted if the Company seeks an injunction. In addition to all other available remedies, the Company shall be entitled to recover any attorneys’ fees and expenses it incurs in connection with any legal proceeding arising out of my breach of this Agreement.

C.	Entire Agreement and Waiver
This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous correspondence, negotiations, agreements and understandings among the parties, both oral and written, regarding such subject matter. I acknowledge that the Company has not made, and that I have not relied upon, any representations or warranties concerning the subject matter of this Agreement other than those expressly set forth herein, if any. This Agreement may be amended only by written agreement signed by a duly authorized attorney of the Company other than me. The waiver of any rights under this Agreement in any particular instance, or the failure to enforce any provision of this Agreement in any particular instance, shall not constitute a waiver or relinquishment of the right to enforce such provision or enforce this Agreement generally.

D.	Duty to Read
I acknowledge that I have read and I understand this Agreement. I further agree that the Company would not have allowed me access to and use of Trade Secrets or Confidential Information and would not have provided me with the authority to develop and use goodwill of the Company without my acceptance of this Agreement.

E.	Definitions
“Agreement” means this Executive Confidentiality and Restrictive Covenants Agreement.
“Board” means the Board of Directors of Sabre Corporation.
“Company” means Sabre Corporation, including all of its subsidiaries and all affiliated companies and joint ventures connected by ownership to Sabre Corporation at any time.
“Confidential Information” means all material information regarding the Company (as defined above), any Company activity, Company business or Company Customer that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company, that is not generally disclosed by Company practice or authority to persons not employed by the Company, that does not rise to the level of a Trade Secret and that is the subject of reasonable efforts to keep it confidential. Confidential Information shall, to the extent such information is not a Trade Secret and to the extent material, include, but not be limited to product code, product concepts, production techniques, technical information regarding the Company products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of the Company, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of the Company and certain information concerning the strategy, tactics and financial affairs of the Company. “Confidential Information” shall not include information that has become generally available to the public, other than information that has become available as a result, directly or indirectly, of my failure to comply with any of my obligations to the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.
“Date of Termination” has the meaning set forth in the Sabre Corporation Executive Severance Plan.
“Disability” has the meaning set forth in the Sabre Corporation Executive Severance Plan.
“Restricted Period” means the specified period immediately following your Date of Termination which shall be twenty-four (24) months if you are designated as a Level 1 Employee by the Compensation Committee of the Board (or, if the Board so determines, by another committee of the Board or by the Board itself), and eighteen (18) months if you are designated as a Level 2 Employee.
“Trade Secrets” means all secret, proprietary or confidential information regarding the Company or any Company activity that fits within the definition of “trade secrets” under the Uniform Trade Secrets Act or other applicable law. Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder shall include all source codes and object codes for the Company’s software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets or other confidential information. “Trade Secrets” shall not include information that has become generally available to the public, other than information that has become available as a result, directly or indirectly, of my failure to comply with any of my obligations to the Company. This definition shall not limit any definition of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 4 day of September, 2018.

EXECUTIVE

/s/ Cem Tanyel
________________________
Cem Tanyel

SABRE CORPORATION

/s/ Kim Warmbier

Kim Warmbier
EVP and Chief Human Resources Officer